Exhibit 99.1

887 Great Northern Way, Suite 101	t 604.707.7000
Vancouver, BC Canada V5T 4T5	f 604.707.7001
www.qltinc.com

news release

QLT ANNOUNCES FIRST QUARTER 2012 RESULTS

Provides Pipeline Update

For Immediate Release	May 3, 2012

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the first quarter ended March 31, 2012. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.

2012 FIRST QUARTER FINANCIAL RESULTS

Worldwide Visudyne® Product Sales

Visudyne sales for the first quarter of 2012 were $22.5 million, an increase of 3.1% from the first quarter of 2011. Sales in the U.S. were $5.2 million, down 1.4% from the prior-year first quarter, while sales outside the U.S. were $17.3 million, up 4.6% from the prior year.

QLT Revenues

For the first quarter, total revenue of $9.0 million was up 1.0% from the prior year primarily due to higher royalties on rest-of-world Visudyne sales.

QLT Expenses / Other Income

Research and Development (R&D) expense was $12.6 million in the first quarter, up from $9.7 million in the first quarter of 2011 as spending increased on both the QLT091001 and punctal plug programs.

For the first quarter, Selling, General and Administrative (SG&A) expense was $6.4 million, down from $7.1 million in 2011. SG&A expense in the prior year period included $0.8 million of separation costs related to the February 2011 departure of the Company’s Chief Medical Officer.

Investment and Other Income of $1.9 million was primarily related to a $1.9 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of future expected payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset.

Operating Loss

The operating loss for the first quarter was $11.8 million, compared to the $9.6 million operating loss in the prior-year period. The larger loss was primarily due to the increase in R&D expense in the first quarter of 2012.

Loss Per Share, Adjusted EBITDA

GAAP loss per share was $0.21 in the first quarter of 2012 compared to a $0.17 loss per share in the first quarter of 2011. The loss was greater in 2012 primarily because of the increase in R&D expense, partially offset by the lower provision for income taxes reported in 2012.

Adjusted EBITDA plus Contingent Consideration earned was a loss of $3.1 million in the first quarter as follows:

(In millions of United States dollars)	Three months ended March 31, 2012
GAAP operating loss	$(11.8)
+ Stock-based compensation	0.7
+ Depreciation	0.4
+ Contingent Consideration earned	7.6

Adjusted EBITDA plus Contingent Consideration earned	$(3.1)

Adjusted EBITDA plus Contingent Consideration earned is a non-GAAP financial measure that has no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that this non-GAAP financial measure may be useful to investors to analyze the results of our business. We use this non-GAAP measure internally to evaluate our financial results. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

Cash and Cash Equivalents

The Company’s consolidated cash balance at March 31, 2012 was $207.2 million, up from the $205.6 million balance at the end of 2011. The increase occurred primarily because in the first quarter the Company received the remaining CAD $6.0 million related to the interest-only second mortgage held on its corporate headquarters, which was due on or before August 29, 2012.

PIPELINE UPDATE

QLT is currently conducting Phase 1b clinical proof-of-concept studies of QLT091001, a synthetic retinoid replacement therapy for 11-cis-retinal, a key biochemical component of the visual cycle, in patients with Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP) due to inherited genetic mutations in retinal pigment epithelium protein 65 (RPE65) or lecithin:retinol acyltransferase (LRAT). QLT is also developing a proprietary punctal plug technology for the delivery of drugs topically to the eye through controlled sustained release to the tear film. Phase II clinical studies are underway to investigate the treatment of glaucoma with this delivery system.

QLT091001 orphan drug program for the treatment of LCA and RP:

•

Leber Congenital Amaurosis – We continue to have discussions with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) concerning the design and protocol requirements for a potential pivotal trial of QLT091001 for the treatment of LCA. We are monitoring follow-up of the 14 LCA subjects that were treated in the Phase 1b study and are retreating some of the LCA subjects at the McGill University Health Centre, as needed, in a retreatment study. Our goal is to initiate a pivotal trial in LCA patients later in 2012.

•

Retinitis Pigmentosa – On March 1, 2012, we announced positive preliminary results from our international multi-center Phase 1b proof-of-concept clinical trial of QLT091001 for the treatment of RP due to RPE65 or LRAT. The Phase 1b study showed rapid, statistically significant and clinically meaningful changes in visual fields from baseline values, as well as improvements in visual acuity, in the study of 17 RP subjects. A retreatment study for RP patients in the initial Phase 1b study has been implemented at all 7 treatment centers. We anticipate following a similar design and protocol as LCA for a potential pivotal trial in RP, which we are planning to initiate in 2013.

•

ARVO Presentation – An abstract containing preliminary results of our RP study was submitted for presentation at the upcoming Association for Research in Vision and Ophthalmology (ARVO) conference and the submission was granted late-breaker status. The results will be presented by Dr. Artur Cideciyan, Ph.D., Research Professor of Ophthalmology, Scheie Eye Institute, University of Pennsylvania, on behalf of the international investigators at ARVO in Ft. Lauderdale on May 10 at 9:15 a.m. ET. The Company will be hosting a webcast conference call that day at 11:30 a.m. ET to review the RP data and some of the investigators will be available for discussion on the call. Data from this multi-center Phase 1b trial will also be presented at the Retina International World Congress in Hamburg, Germany on July 15, 2012.

•

Program Safety Studies – Pre-clinical and clinical studies are also ongoing to further evaluate the safety and tolerability of QLT091001. We have conducted a 6-month repeat intermittent dosing trial of QLT091001 in 35 normal healthy adult volunteers. Subjects were dosed with 20, 40 or 60 mg/m2 given once daily for 7 consecutive days with repeat weekly courses of treatment administered on a monthly basis for a total of 6 treatment cycles. No unexpected adverse events were observed in the trial.

•

In March, 2012, QLT091001 was granted orphan drug designation by the FDA for the treatment of RP due to all genetic mutations. Previously, the FDA’s orphan drug designation for QLT091001 for the treatment of RP was limited to RPE65 and LRAT mutations.

Punctal Plug Drug Delivery System (PPDS) for the treatment of Glaucoma:

•

Phase II Latanoprost Studies – We have initiated two Phase II clinical trials at multiple investigator sites in the U.S. to further evaluate the safety, efficacy and duration of effect of the latanoprost punctal plug delivery system (L-PPDS). The studies are designed to address questions raised from the L-PPDS Phase II trial completed in 2011, including assessment of the effect of tearing, latanoprost dosage and the single versus double plug approaches, and to evaluate longer duration of sustained release. Enrolment in the two trials is ongoing. Results and analysis from these trials are expected in the second half of 2012. If Phase II development activities are successful in advancing the program, our goal is to commence Phase III clinical development activities in the second half of 2013.

•

Device-Only Study – In conjunction with the Phase II clinical trials in glaucoma, we are conducting a multicenter, device-only feasibility study to evaluate the safety, tolerability, comfort, tearing, ease of handling and insertion/removal, and retention of prototype upper and lower punctal plug designs in healthy volunteers with up to 12 weeks of follow-up.

•

Second Glaucoma Drug Candidate – We recently received approval from the FDA for an investigational new drug application for the travoprost punctal plug delivery system (T-PPDS). We plan to initiate a Phase I proof-of-concept study with the T-PPDS prior to year-end.

Visudyne: Orphan Drug Designation for Central Serous Chorioretinopathy

•

On March 19, 2012, we announced that our commercial product, Visudyne (verteporfin for injection), had been granted orphan drug designation for the potential treatment of chronic or recurrent central serous chorioretinopathy (CSC) from the FDA. The Company is currently working with external advisors on potential clinical study options for the assessment of the safety and efficacy of Visudyne in the treatment of chronic CSC that will allow us to evaluate possible development plans. CSC can affect a range of visual function parameters that may range from moderate to severe with patients experiencing a reduced daily functioning and quality of life.

Passive Foreign Investment Company

The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2008 – 2011, and that it may qualify as a PFIC in 2012, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc.—Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In accordance with United States generally accepted accounting principles)

	Three months ended March 31,
(In thousands of United States dollars, except share and per share information)	2012	2011
(Unaudited)
Revenues
Net product revenue	$5,531	$5,590
Royalties	3,461	3,310

	8,992	8,900

Costs and expenses
Cost of sales	1,363	1,338
Research and development	12,620	9,734
Selling, general and administrative	6,419	7,096
Depreciation	408	342

	20,810	18,510

Operating loss	(11,818)	(9,610)
Investment and other income
Net foreign exchange (losses) gains	(117)	279
Interest income	33	210
Fair value change in contingent consideration	1,942	2,282
Other gains	52	—

	1,910	2,771

Loss before income taxes	(9,908)	(6,839)
Provision for income taxes	(369)	(1,710)

Net loss	$(10,277)	$(8,549)

Basic and diluted net loss per common share	$(0.21)	$(0.17)
Weighted average number of common shares outstanding (thousands)
Basic	48,984	51,023
Diluted	48,984	51,023

QLT Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In accordance with United States generally accepted accounting principles)

(In thousands of United States dollars)	March 31, 2012	December 31, 2011
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$207,193	$205,597
Accounts receivable	9,505	9,985
Current portion of contingent consideration	35,779	34,669
Income taxes receivable	264	321
Inventories	3,713	1,938
Current portion of deferred income tax assets	1,322	1,351
Mortgage receivable	—	5,874
Prepaid and other	2,435	1,404

	260,211	261,139

Property, plant and equipment	4,622	4,731
Deferred income tax assets	1,223	1,350
Long-term inventories and other assets	10,723	12,046
Contingent consideration	57,188	65,278

	$333,967	$344,544

LIABILITIES
Current liabilities
Accounts payable	$6,100	$6,099
Income taxes payable	61	29
Accrued liabilities	5,932	7,679

	12,093	13,807
Uncertain tax position liabilities	1,795	1,732

	13,888	15,539

SHAREHOLDERS’ EQUITY
Common shares	458,952	458,118
Additional paid-in capital	296,520	296,003
Accumulated deficit	(538,362)	(528,085)
Accumulated other comprehensive income	102,969	102,969

	320,079	329,005

	$333,967	$344,544

As at March 31, 2012, there were 49,070,638 issued and outstanding common shares and 6,005,357 outstanding stock options.

Conference Call Information

QLT Inc. will hold an investor conference call to discuss first quarter 2012 results on Thursday, May 3, 2012 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® for the treatment of wet age-related macular degeneration.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor Relations

David Climie

office: 604-707-7573

dclimie@qltinc.com

Media Relations

Karen Peterson

office: 604-707-7000 or 1-800-663-5486

kpeterson@qltinc.com

The Trout Group Contacts:

Christine Yang

office: 646-378-2929

cyang@troutgroup.com

Tricia Swanson

office: 646-378-2953

tswanson@troutgroup.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies – Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our financial guidance; our PFIC status; statements concerning our clinical development programs, regulatory pathway and future plans, including our QLT091001 Phase 1b studies and goals for Phase III development, our Phase II L-PPDS punctal plug clinical trials (latanoprost for glaucoma) (dosing and device only and other development activities) and goal for Phase III development, our plans to initiate clinical development of the T-PPDS, and potential development activities for the treatment of CSC with Visudyne; anticipated benefits of our programs, progression of clinical trials and programs and timing to initiate studies and to receive data and complete analysis; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.